News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Strong Results

-  Revenue of $3.8 Billion, up 16% -
-  Operating Income before Depreciation and Amortization of $1.4 Billion, up 12% -
-  Income of $524 Million; Reported EPS of $0.46; Adjusted EPS of $0.47 -
-  Total Subscriber Additions of 763,000; Ending Subscribers of 17.8 Million -
-  Merger Planning On Track; Guidance Reaffirmed -

RESTON, Va. – July 21, 2005 – Nextel Communications Inc. (NASDQ: NXTL) today announced strong financial and operating results for the second quarter 2005, including a 16% increase in revenue to $3.8 billion and a 12% increase in operating income before depreciation and amortization (OIBDA) to $1.4 billion compared to the second quarter of 2004. Second quarter net subscriber additions totaled 763,000, a 24% increase over last year, and the lifetime revenue per subscriber (LRS) for Nextel branded subscribers increased to approximately $4,900 in the second quarter, its highest level in the last seven quarters, due to an increase in average revenue per subscriber (ARPU) to $68 and a reduction in customer churn to 1.4%.

“Second quarter results may be Nextel’s last as a standalone company and prove that we continue to aggressively compete in the marketplace while continuing to find the right balance of growth and profitability even as we plan for the merger with Sprint,” said Tim Donahue, Nextel’s president and CEO. “Strong demand coupled with consistent execution will enable us to enter our combination with Sprint from a position of strength. Progress in planning for the merger is on-track and now that shareholders have overwhelmingly approved the merger, we eagerly await final regulatory approvals and an exciting, growth-oriented future with Sprint.”

Second quarter subscriber additions of 763,000 consisted of 550,000 subscribers of Nextel branded service and 213,000 subscribers of Boost Mobile™ branded prepaid service. Nextel ended the second-quarter 2005 with approximately 17.8 million subscribers – 16.1 million Nextel subscribers and 1.7 million Boost Mobile subscribers – up 23% from the 14.5 million total subscribers at the end of second-quarter 2004.

“I am proud of the solid results in the second quarter and with strong trends in subscriber quality and quantity,” said Tom Kelly, Nextel’s executive vice president and COO. “Second-quarter results once again prove that our smart growth strategies are working. The seasonal increase in average revenue per subscriber coupled with the increase in customer loyalty allowed our lifetime revenue per customer to increase to an industry leading $4,900 in the second quarter. We continue to work hard in merger planning activities in order to bring the same focus that has driven these results to the merger with Sprint.”

News Release

Total revenue for the second quarter was up 16% to $3.8 billion and service revenue increased 17% to $3.4 billion as compared with last year’s second quarter. Nextel ARPU in the second quarter was $68, an increase of $1 over the first quarter. Customer churn improved to 1.4% in the second quarter, down from 1.5% in the first quarter. OIBDA increased 12% to $1.4 billion in the second quarter as compared with last year’s second quarter. Income available to common stockholders was $524 million, or $0.46 per share, and was impacted by approximately $35 million in second-quarter merger related costs. OIBDA before merger related costs was $1.44 billion as shown on Note #7 in the Notes to Financial Data. Adjusted income available to common stockholders was $528 million, or $0.47 per share, as shown on Table 3. Free cash flow before rebanding costs was $347 million.

“Nextel continues to build on its track record of superior performance,” said Paul Saleh, Nextel’s executive vice president and CFO. “During the second quarter Nextel improved its OIBDA margin by a full percentage point on a sequential basis. Nextel’s cash position increased to $2.8 billion as the company continued to generate high returns on invested capital. We are experiencing strong momentum across the business and are on track to meet or exceed previously issued guidance. We are making progress on the merger, and we eagerly await the many opportunities this merger presents for continued financial success.”

Capital expenditures were $908 million in the second quarter and include $796 million in the core business and $112 million in rebanding capital expenditures. Total system minutes of use during the second quarter on the Nextel National Network increased 37% over last year to 44.7 billion.

In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this press release, Nextel has presented non-GAAP financial measures, such as adjusted net income, adjusted earnings per share, OIBDA, OIBDA margin, free cash flow before rebanding, lifetime revenue per subscriber, and ARPU. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the attached financial tables and related notes. To view these and other reconciliations and information about how to access the conference call discussing Nextel’s second-quarter results visit the ‘Investor Relations’ link under the ‘About Nextel’ tab at www.nextel.com.

About Nextel

Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 264 million people live or work.

Nextel and the Nextel logo are trademarks and/or service marks of Nextel Communications, Inc., Boost Mobile, Boost and Re-Boost are trademarks and/or service marks of Boost Worldwide, Inc. All other marks are the property of their respective owners.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. A number of the matters discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the merger of Sprint and Nextel. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: competitive conditions and market acceptance of Nextel’s services, economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, access to sufficient capital to meet financing needs, actions by regulatory agencies, the result of the review

News Release

of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; satisfaction of various conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including Sprint’s registration statement on Form S-4, and each companies annual report on Form 10K for the year ended December 31, 2004, any current reports on Form 8-K and quarterly report on Form 10Q filed thereafter, as any such reports may be amended. This release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

# # #

News Release

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Consolidated Statement of Operations
(in millions, except per share amounts)

TABLE 1

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating revenues
Service revenues	$6,695	$5,715	$3,439	$2,939
Handset and accessory revenues	732	677	380	350

	7,427	6,392	3,819	3,289

Operating expenses
Cost of service (exclusive of depreciation included below)	1,150	891	598	455
Cost of handset and accessory revenues	1,093	985	561	496
Selling and marketing	1,211	1,029	616	534
General and administrative (including merger-related costs of $45, $0, $35 and $0)	1,240	1,020	635	544
Depreciation and amortization	1,026	896	519	453

Operating income	1,707	1,571	890	807
Interest expense	(256)	(309)	(128)	(155)
Interest income	31	15	18	7
Loss on retirement of debt	(37)	(51)	—	(34)
Realized gain on sale of investments	—	26	—	—
Equity in earnings of unconsolidated affiliates and other	45	1	26	—

Income before income tax (provision) benefit	1,490	1,253	806	625
Income tax (provision) benefit (1)	(361)	684	(272)	717

Net income	1,129	1,937	534	1,342
Mandatorily redeemable preferred stock dividends and accretion (2)	(16)	(4)	(10)	(2)

Income available to common stockholders	$1,113	$1,933	$524	$1,340

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,129	1,110

Diluted	1,143	1,168	1,146	1,173

Selected Balance Sheet Data
(in millions)

TABLE 2

	June 30,	December 31,
	2005	2004
Cash and cash equivalents and short-term investments	$2,774	$1,814
Accounts receivable, less allowance for doubtful accounts of $65 and $64	1,613	1,452
Property, plant and equipment, net	10,279	9,613
Intangible assets, net	7,728	7,223
Total assets	25,426	22,744

Long-term debt, including current portion	8,576	8,549
Total liabilities	14,408	13,228

Mandatorily redeemable preferred stock (2)	7	108
Stockholders’ equity	11,011	9,408

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Adjusted Income Available to Common Stockholders Data
(in millions, expect per share amount)

TABLE 3

	For the six months ended		For the six months ended
	June 30, 2005		June 30, 2004
		Basic EPS		Basic EPS
Income available to common stockholders	$1,113	$0.99	$1,933	$1.74
Merger-related costs, net of income tax	27	0.02	—	—
Loss on retirement of debt, net of income tax	23	0.02	51	0.05
Realized gain on sale of investments	—	—	(26)	(0.02)
Net tax benefit from the release of valuation allowance (1)	(203)	(0.18)	(761)	(0.69)
Consent fee and special dividend paid to mandatorily redeemable preferred stockholders (2)	12	0.01	—	—

Adjusted income available to common stockholders (3)	$972	$0.86	$1,197	$1.08

	For the three months ended		For the three months ended
	June 30, 2005		June 30, 2004
		Basic EPS		Basic EPS
Income available to common stockholders	$524	$0.46	$1,340	$1.21
Merger-related costs, net of income tax	21	0.02	—	—
Loss on retirement of debt, net of income tax	—	—	34	0.03
Net tax benefit from the release of valuation allowance (1)	(25)	(0.02)	(761)	(0.69)
Special dividend paid to mandatorily redeemable preferred stockholders (2)	8	0.01	—	—

Adjusted income available to common stockholders (3)	$528	$0.47	$613	$0.55

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Other Data

TABLE 4

	For the three months ended
	June 30,
	2005	2004
Nextel branded service

Handsets in service, end of period (in thousands)	16,093	13,902
Net handset additions (in thousands) (4)	550	546
Average monthly minutes of use per handset	900	780
Customer churn rate (5)	1.4%	1.6%
Average monthly revenue per handset/unit (ARPU) (6)	$68	$70

Boost Mobile branded prepaid service
Handsets in service, end of period (in thousands)	1,687	605
Net handset additions (in thousands) (4)	213	68
Customer churn rate (5)	6.2%	NM
Average monthly revenue per handset/unit (ARPU) (6)	$39	NM

Systems minutes of use (in millions)	44,718	32,576
Operating income before depreciation and amortization (OIBDA) (in millions) (7)	$1,409	$1,260
OIBDA excluding merger-related costs (in millions) (7)	$1,444	$1,260
Bad debt expense included in general and administrative (in millions)	$45	$34
Bad debt expense as a percentage of operating revenues	1.2%	1.0%

NM – Not meaningful

Capital Expenditures
(in millions)

TABLE 5

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash paid for capital expenditures, excluding capitalized interest and rebanding costs	$1,337	$1,183	$780	$502
Changes in capital expenditures accrued or unpaid	152	(65)	16	79

Capital expenditures, excluding capitalized interest and rebanding cost	1,489	1,118	796	581
Rebanding-related costs, all of which is subject to Transition Administrator approval ($14, $0, $(7) and $0 change in accrued or unpaid)	193	—	112	—
Capitalized interest	4	5	2	2

Total capital expenditures	$1,686	$1,123	$910	$583

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Condensed Consolidated Statements of Cash Flows
(in millions)

TABLE 6

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
Cash flows from operating activities

Net income	$1,129	$1,937	$534	$1,342
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,026	896	519	453
Change in accrued interest on short-term investments	(1)	(6)	(1)	(3)
Net tax benefit from the release of valuation allowance	(203)	(761)	(25)	(761)
Other	400	(61)	119	(270)

Net cash provided by operating activities	2,351	2,005	1,146	761

Cash flows from investing activities

Cash paid for capital expenditures, including capitalized interest and rebanding costs	(1,520)	(1,188)	(901)	(504)
Payments for licenses, investments and other, including rebanding costs	(72)	(243)	(48)	(187)
Proceeds from sale of investment	—	77	—	—
Net changes in short-term investments	(152)	159	(221)	17

Net cash used in investing activities	(1,744)	(1,195)	(1,170)	(674)

Cash flows from financing activities

Repayments under long-term credit facility	(2,178)	(139)	—	(91)
Borrowings under long-term credit facility	2,200	—	—	—
Purchase and retirement of debt securities	—	(827)	—	(636)
Proceeds from issuance of debt securities	—	494	—	—
Proceeds from issuance of stock	190	104	122	36
Repayments under capital lease obligation	—	(9)	—	—
Payment for capital lease buy-out	—	(156)	—	—
Preferred stock dividends and other	(12)	(1)	(7)	(1)

Net cash provided by (used in) financing activities	200	(534)	115	(692)

Net increase (decrease) in cash and cash equivalents	807	276	91	(605)
Cash and cash equivalents, beginning of period	1,479	806	2,195	1,687

Cash and cash equivalents, end of period	$2,286	$1,082	$2,286	$1,082

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Free Cash Flow Schedule
(in millions)

TABLE 7

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
OIBDA (7)	$2,733	$2,467	$1,409	$1,260
Capital expenditures, excluding capitalized interest and rebanding costs	(1,489)	(1,118)	(796)	(581)

Payments for licenses, acquisitions and other, excluding rebanding costs	(38)	(243)	(19)	(187)

Changes in working capital and other	—	(224)	(182)	(280)
Net interest paid, including capitalized interest	(211)	(302)	(65)	(139)

Free cash flow before rebanding (8)	995	580	347	73
Rebanding costs	(235)	—	(149)	—

Free cash flow after rebanding	760	580	198	73
Financing activities	200	(534)	115	(692)
Proceeds from sale of investments	—	77	—	—
Change in short-term investments	(153)	153	(222)	14

Net increase (decrease) in cash and cash equivalents	$807	$276	$91	$(605)

Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)

TABLE 8

		Preferred
		stock
	March 31,	exchange and		June 30,
	2005	conversion	Accretion	2005
5.25% convertible senior notes due 2010	$607	$—	$—	$607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $3 and $3	88	—	—	88
6.875% senior serial redeemable notes due 2013, including a deferred premium of $7 and $7 and net of an unamortized discount of $61 and $60	1,419	—	1	1,420
5.95% senior serial redeemable notes due 2014, including a deferred premium of $14 and $14 and net of an unamortized discount of $64 and $63	1,120	—	1	1,121
7.375% senior serial redeemable notes due 2015, net of an unamortized discount of $3 and $3	2,134	—	—	2,134
Bank credit facility	3,200	—	—	3,200
Other	6	—	—	6

Total long-term debt, including current portion	$8,574	$—	$2	$8,576

Zero coupon convertible preferred stock mandatorily redeemable 2013	$110	$(111)	$1	$—
Series B zero coupon convertible preferred stock mandatorily redeemable 2013	—	6	1	7

Total mandatorily redeemable preferred stock (2)	$110	$(105)	$2	$7

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

1)	For the six months ended June 30, 2005, our income tax provision was $361 million consisting of an income tax provision of $564 million, based on the combined federal and state estimated statutory rate of about 39%, and a net benefit of $203 million. For the three months ended June 30, 2005, our income tax provision was $272 million consisting of an income tax provision of $297 million, based on the combined federal and state estimated statutory rate of about 39%, and a net benefit of $25 million. The net benefit for the six and three months ended June 30, 2005 is derived primarily from the release of the portion of valuation allowance attributable to the tax impact of recognized capital gains on completed transactions, including the transaction described in the Report and Order during the first quarter 2005, and capital gains that are more likely than not to be recognized on anticipated transactions. The benefit was partially offset by an increase in our tax reserves of $46 million during the first quarter 2005.

2)	In March 2005, we commenced a consent solicitation with respect to our outstanding zero coupon convertible preferred stock to effect certain proposed amendments to the terms of the preferred stock in exchange for a cash consent payment of $15.00 per share or a total of $4 million, which was paid in March 2005. In March 2005, we also made an offer to exchange any and all outstanding shares of the zero coupon preferred stock for an equal number of shares of our newly issued series B zero coupon convertible preferred stock, the terms of which are substantially identical to the terms of the outstanding zero coupon preferred stock after giving effect to the proposed amendments including the right to receive a special dividend of $30.00 per share payable upon conversion of the series B preferred stock into 19.4882 shares of our class A common stock.

All of the shares of outstanding zero coupon preferred stock were properly tendered and accepted and, during the second quarter 2005, we issued shares of our series B preferred stock at the liquidation preference value of $111 million. Also, as of June 30, 2005, holders of the series B preferred stock have converted 229,550 of their shares into 4.5 million shares of our class A common stock at the liquidation preference value of $105 million. As a result of these transactions, we recorded the related special dividend of $7 million and the write-off of unamortized debt financing costs related to the zero coupon preferred stock.

3)	Adjusted income available to common stockholders represents our income available to common stockholders excluding certain gains, losses and other charges that do not relate to the ongoing operations of our wireless business. Adjusted income available to common stockholders as defined above may not be similar to adjusted income available to common stockholders measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that adjusted income available to common stock holders is useful because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our wireless business.

4)	Net handset additions represents gross handsets activated during the period less handsets disconnected from commercial service, in the case of Nextel branded service, or handsets with a zero balance for more than 60 days, in the case of Boost Mobile branded prepaid service.

5)	The customer churn rate is an indicator of customer retention and represents the monthly percentage of handsets that cease to be in service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period, in the case of Nextel branded service, or handsets with a zero balance for more than 60 days, in the case of Boost Mobile branded prepaid service, by the average number of handsets in commercial service during the period.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

6)	Average monthly revenue per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in commercial service during that period. ARPU as defined above may not be similar to ARPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues from Boost Mobile, roaming, analog and other. ARPU can be calculated and reconciled to our consolidated statements of operations, as follows:

	For the three months ended
	June 30, 2005	March 31, 2005	June 30, 2004
	(in millions, except for ARPU)
Nextel branded service
Service revenues	$3,439	$3,256		$2,939
Less: Other revenue	217	192		87

Subscriber revenues	$3,222	$3,064		$2,852

ARPU calculated with Service revenues	$73	$71		$72

ARPU calculated with Subscriber revenues	$68	$67		$70

Boost Mobile branded prepaid service
Service revenues	$181	$161	$	NM

ARPU calculated with Service revenues	$39	$41	$	NM

     NM – Not meaningful

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

7)	OIBDA represents operating income before depreciation and amortization. OIBDA margin, or operating margin on service revenue (“OIBDA margin”), represents OIBDA divided by service revenues. Our 2005 OIBDA guidance excludes operating expenses related to the Report and Order and the completion of and planning for the proposed Sprint Nextel merger. OIBDA and OIBDA margin as defined above may not be similar to OIBDA and OIBDA margin measures of other companies, are not measurements under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that OIBDA and OIBDA margin provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our OIBDA and OIBDA margin calculations are commonly used as some of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the wireless telecommunications industry. OIBDA can be reconciled to our consolidated statements of operations, as follows:

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(dollars in millions)		(dollars in millions)
Operating income	$1,707	$1,571	$890	$807
Depreciation and amortization	1,026	896	519	453

OIBDA	2,733	2,467	1,409	1,260
Merger-related costs	45	—	35	—

OIBDA excluding merger-related costs	$2,778	$2,467	$1,444	$1,260

OIBDA margin	41%	43%	41%	43%

OIBDA margin, excluding merger- related costs	41%	43%	42%	43%

Operating income margin	25%	27%	26%	27%

Guidance
For the year ended
December 31, 2005
(in millions)
Operating income	$3,650 or more
Depreciation and amortization	2,100 or less

OIBDA	$5,750 or more

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

8)	Free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, net interest paid, preferred stock dividends, adjusted for increases or decreases in working capital and other. Our 2005 free cash flow guidance excludes the operating expenses related to the Report and Order and the completion of and planning for the proposed Sprint Nextel merger. Free cash flow as defined above may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the six months ended		For the three months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in millions)		(in millions)
Net cash provided by operating activities	$2,351	$2,005	$1,146	$761
Change in accrued interest on short-term investments	1	6	1	3
Rebanding costs	235	—	149	—
Net cash used in investing activities	(1,744)	(1,195)	(1,170)	(674)
Proceeds from sale of investments	—	(77)	—	—
Net changes in short-term investments	152	(159)	221	(17)

Free cash flow before rebanding	$995	$580	$347	$73

Guidance
For the year ended
December 31, 2005
(in millions)
Net cash provided by operating activities	$4,600 or more
Change in accrued interest on short-term investments	*
Net cash used in investing activities	Approx (2,600)
Net changes in short-term investments	*

Free cash flow before rebanding	$2,000 or more

*	For guidance purposes, we do not distinguish between short-term investments and cash and cash equivalents.

9)	Lifetime revenue per subscriber, or LRS, is an industry metric calculated by dividing ARPU (see note 6) by the customer churn rate. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customers churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. LRS as defined above may not be similar to LRS measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe LRS is an indicator of the expected lifetime revenue of our subscribers, assuming that churn and ARPU remain constant as indicated. LRS is calculated as follows:

	For the three months ended
	June 30, 2005	June 30, 2004
Nextel branded service

ARPU calculated with Subscriber revenues	$68	$70
Divided by: Churn	1.4%	1.6%
Subscriber revenue LRS	$4,857	$4,375

ARPU calculated with Service revenues	$73	$72
Divided by: Churn	1.4%	1.6%
Service revenue LRS	$5,214	$4,500